CONFIRMATION OF AUTHORIZATION

I, Susan V.B. O'Shea, the undersigned, hereby authorize and designate Patricia M. Schaubeck or Jill E. Abbate to sign and file Securities and Exchange Commission Forms 4 and 5 on my behalf for securities of Suffolk Bancorp (SUBK). This authorization shall continue in effect until a written revocation is filed with the commission. This supersedes any previous power-of-attorney granted for this purpose.

Signature: /s/ Susan V.B. O'Shea

Dated: September 25, 2012

Corporate Services ? 4 West Second Street ? P.O. Box 9000 ? Riverhead, New York 11901 ? P 631.208.2400 ? F 631.727.3214